Execution Version

Exhibit 10.16(L)

EIGHTH AMENDMENT

TO SEARCH AND ADVERTISING SERVICES AND SALES AGREEMENT

This Eighth Amendment to Search and Advertising Services and Sales Agreement (this “Eighth Amendment”) is entered into to be effective as of June 6, 2012 (“Eighth Amendment Effective Date”) by and between Yahoo! Inc., a Delaware corporation (“Yahoo!”), and Microsoft Corporation, a Washington corporation (“Microsoft”).

WHEREAS, Yahoo! and Microsoft are parties to that certain Search and Advertising Services and Sales Agreement, entered into as of December 4, 2009, as amended (collectively, the “Agreement”); and

WHEREAS, Yahoo! and Microsoft desire to further amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. Definitions. Capitalized terms used but not defined herein have the same meanings given in the Agreement.

2. Payments. Sections 9.1.2 and 9.1.3 of the Agreement are revised in their entirety to read as follows:

“9.1.2	Services and Additional Services Sold by Yahoo!.

(a) In connection with Paid Listings from Services and Additional Services sold by Yahoo! that with respect to Paid Search Services are displayed in response to Queries and Non-Internet Search Queries entered on, or with respect to Contextual Advertising Services appear on, Microsoft O&O Properties and Microsoft syndication properties, Yahoo! shall pay to Microsoft [*]% of the associated Adjusted Net Revenues.

(b) In connection with Paid Listings from Services and Additional Services sold by Yahoo! that with respect to Paid Search Services are displayed in response to Queries and Non-Internet Search Queries entered on, or with respect to Contextual Advertising Services appear on, Yahoo! Properties, Yahoo! shall pay to Microsoft (i) the product of (x) the associated Net Revenues and (y) (100%—Rev Share Rate) minus (ii) an amount equal to the product of Net Revenues and Bad Debt Rate in excess of 1%. [*]

(c) In connection with Paid Listings from Services and Additional Services sold by Yahoo! that with respect to Paid Search Services are displayed in response to Queries and Non-Internet Search Queries entered on, or with respect to Contextual Advertising Services appear on, Syndication Properties, Yahoo! shall pay to Microsoft (i) the product of (x) the associated Net Revenues, (y) (100%—Rev Share Rate) (e.g., initially 100%-88%=12%), and (z) (100%—Average Yahoo! TAC Rate)) minus (ii) an amount equal to the product of Net Revenues and Bad Debt Rate in excess of [*]%. [*] In connection with the [*] referenced in the second to last sentence of Section 9.1.1(a) of the Agreement, Microsoft will refund to Yahoo! the amount of any overpayment or Yahoo! will pay to Microsoft the amount of any underpayment.

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[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

9.1.3	Services and Additional Services Sold by Microsoft.

(a) In connection with Paid Listings from Services and Additional Services sold by Microsoft that with respect to Paid Search Services are displayed in response to Queries and Non-Internet Search Queries entered on, or with respect to Contextual Advertising Services appear on, Microsoft O&O Properties and Microsoft syndication properties, Microsoft shall retain all revenues.

(b) In connection with Paid Listings from Services and Additional Services sold by Microsoft that with respect to Paid Search Services are displayed in response to Queries and Non-Internet Search Queries entered on, or with respect to Contextual Advertising Services appear on, Yahoo! Properties, Microsoft shall pay to Yahoo! the product of (x) the associated Net Revenues, and (y) Rev Share Rate. By way of example, if there was $100 in Net Revenues sold by Microsoft for Services displayed on the Yahoo! Properties and an 88% Rev Share Rate, then Microsoft would pay to Yahoo! $88 (= $100 x 88%). For clarity, any [*] related to such Services and Additional Services sold by Microsoft shall not reduce the payment made to Yahoo!.

(c) In connection with Paid Listings from Services and Additional Services sold by Microsoft that with respect to Paid Search Services are displayed in response to Queries and Non-Internet Search Queries entered on, or with respect to Contextual Advertising Services appear on, Syndication Properties, Microsoft shall pay to Yahoo! the product of (x) the associated Net Revenues and (y) 100%—((100%—Rev Share Rate) x (100%—Average Yahoo! TAC Rate)). By way of example, if there was $100 in Net Revenues sold by Microsoft for Services displayed on all of the Yahoo! Syndication Properties, an 88% Rev Share Rate and [*]% Average Yahoo! TAC Rate, then Microsoft would pay to Yahoo! $[*] = ($100 x (100%—((100%—88%) x (100%—[*]%)))) (of which the $[*] is an estimate of the amount due to the Syndication Partner. In connection with the [*] referenced in the second to last sentence of Section 9.1.1(a) of the Agreement, Yahoo! will refund to Microsoft the amount of any overpayment or Microsoft will pay to Yahoo! the amount of any underpayment. For clarity, any [*] related to such Services and Additional Services sold by Microsoft shall not reduce the payment made to Yahoo!.”

3. Traffic Classification.

(a)	The following shall be added to the Agreement as a new Section 9.5 of the Agreement:

“9.5	Traffic Classification for [*].

9.5.1 Categorization. With respect to the treatment of “[*]” (as defined below), the parties intend to characterize such traffic sources as Yahoo! Properties or Syndication Properties on a consistent basis for both revenue sharing and RPS Guarantee purposes [*] such that (i) [*]% of the revenues associated with [*] are treated as Syndication Properties for purposes of revenue sharing and RPS Guarantee purposes (“[*]”) and (ii) [*]% of the revenues associated with such [*] are treated as Yahoo! Properties for purposes of revenue sharing and RPS Guarantee purposes (“[*]”).

9.5.2	RPS Guarantee Impact.

(a) The [*] will be included in the calculation of Core Revenues for purposes of Exhibit E of the Agreement (to the extent such revenues would be included in Core Revenues if associated with other Yahoo! Properties). [*] will not be included in the calculation of Core Revenues.

Confidential	-2-
[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

(b) In calculating the Guarantee Adjustor for dates in True-Up Periods prior to [*], all of the traffic from [*] will be included in Eligible Traffic with respect to both the True-Up Period and associated Reference Period. As an agreed proxy for the recalculation of the Guarantee Adjustor [*] contemplated by this Eighth Amendment, in calculating the Guarantee Adjustor for dates in True-Up Periods between [*] and [*], all of the traffic from [*] will be included as Eligible Traffic with respect to both the True-Up Period and associated Reference Period, except [*]% of all [*] will be excluded with respect to both the True-Up Period and associated Reference Period [*]. In calculating the Guarantee Adjustor for dates in True-Up Periods on or after [*], [*]% of [*] traffic (representing the O&O portion) will be included in Eligible Traffic (with respect to both the True-Up Period and associated Reference Period). The [*]% of traffic referenced in the previous sentence will be based on a representative and unbiased sample of all such applicable traffic.

9.5.3 [*]. Except as provided above, [*] will be included as Yahoo! Properties for all other purposes of the Agreement.

9.5.4 [*]. All [*] other than [*] are Syndication Properties and not Yahoo! Properties for all purposes under the Agreement; provided, however that notwithstanding the foregoing, [*] which resolve to [*] will be treated as Yahoo! Properties for purposes of advertiser distribution controls as provided in Section 2.2.3(c) of the Agreement.

9.5.5	Additional Definitions.

(a)	[*]

(b)	[*]

(c)	“Guarantee Adjustor” has the meaning ascribed to it in Exhibit E of the Agreement.”

4. Average Yahoo! TAC Rate. The first sentence of Section 9.1.1(a) of the Agreement is deleted and replaced with the following: “ “Average Yahoo! TAC Rate” means total Syndication Partner Payments (under Syndication Partner Agreements) divided by total Adjusted Net Revenues, each (i.e., payments and revenues) with respect to Services, and if applicable, Additional Services, provided to Syndication Partners on Syndication Properties and on [*] which are not Syndication Properties, provided, however, each Syndication Partner Payment in such calculation shall be limited to (i.e., may not exceed) the amount of its associated Adjusted Net Revenues.”

5. Notwithstanding the Eighth Amendment Effective Date, the parties intend that the provisions of the newly added Section 9.5 of the Agreement would apply retroactively, and promptly after the Eighth Amendment Effective Date, the parties will calculate and settle any retroactive adjustments due to or from either party as a result of the Eighth Amendment.

6. Unless mutually modified by representatives of each party in writing (including by email), the parties will use the implementation procedures described in Attachment 1 to this Eighth Amendment to effectuate the modifications created by this Eighth Amendment.

7. Within [*] days of the Eighth Amendment Effective Date, Microsoft will pay to Yahoo! $[*] to share the risk of [*].

8. Miscellaneous. This Eighth Amendment will be governed and construed, to the extent applicable, in accordance with the laws of the State of New York, without regard to its conflict of law principles.

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[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

This Eighth Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Eighth Amendment may be amended or modified only by a written agreement that (a) refers to this Eighth Amendment; and (b) is executed by an authorized representative of each party. This Eighth Amendment shall be binding on the parties hereto and their respective personal and legal representatives, successors, and permitted assigns. Except as expressly set forth herein, the Agreement remains in full force and effect and this Eighth Amendment shall not be construed to alter, amend or change any of the other terms or conditions set forth in the Agreement. To the extent of any conflict between this Eighth Amendment and any provisions of the Agreement, this Eighth Amendment shall control with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties by their duly authorized representatives have executed this Eighth Amendment as of the Eighth Amendment Effective Date.

YAHOO! INC.		MICROSOFT CORPORATION

By:	/s/ Lawrence Mann	By:	/s/ Greg Nelson
Name: Lawrence Mann		Name: Greg Nelson
Title:		Title: General Manager, Search Alliance

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ATTACHMENT 1 TO EIGHTH AMENDMENT

IMPLEMENTATION PROCEDURES FOR [*]

•

Historical True-Up. Within [*] days of the Eighth Amendment Effective Date, the parties will reconcile historical revenue sharing amounts and Guarantee Amounts to reflect treatment of [*] consistent with amended Section 9.5 of the Agreement. Based on the timing of such reconciliation, the parties may need a second true-up within [*] days of July 1, 2012 (when automated reporting begins) covering a stub period (i.e., likely April/May/June 2012). For avoidance of doubt, any difference in the average [*] of the Agreement resulting from the [*] for True-Up Periods prior to [*] will be ignored. However, any difference in the average [*] value resulting from the reclassification of [*] for True-Up Periods on or after [*] will be included.

•	System Treatment. Yahoo! will configure all [*] in adCenter as type = [*]. Within [*] days, any Ad Units not already set up in this manner will be updated accordingly.

Confidential
[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.